Exhibit 99.1
GLOBAL CLINICAL DEVELOPMENT
COMPANY CONTACTS:

Investors/Analysts:
Linda Baddour	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 7, 2007
PRA INTERNATIONAL ANNOUNCES THIRD QUARTER RESULTS
RESTON, Va., November 7, 2007 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the third quarter ended September 30, 2007. All comparisons are with prior-year periods.
Third Quarter Financial Highlights
•	Service revenue increased 18.6% to $96.7 million

•	Backlog increased 24.5% to $753 million

•	Gross new business awards increased 20.7% to $204.4 million, for a gross book-to-bill ratio of 2.11

•	Net new business awards totaled $156.2 million for a net book-to-bill ratio of 1.62
Nine Month Financial Highlights
•	Service revenue increased 23.1% to $271.9 million

•	Gross new business awards increased 25.0% to $479.1 million, for a gross book-to-bill ratio of 1.76

•	Net new business awards totaled $405.4 million for a net book-to-bill ratio of 1.49
On July 25, 2007, the Company announced that it had entered into a definitive merger agreement to be acquired by affiliates of Genstar Capital, LLC (“Genstar”), a private equity firm, for approximately $790 million. Affiliates of Genstar beneficially own 12.6 percent of the
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World Headquarters
12120 Sunset Hills Road, Suite 600 ■ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 · Fax: +1 703 464-6301
W W W . P R A I N T E R N A T I O N A L . C O M

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outstanding shares of the Company. The Company’s stockholders will be entitled to receive $30.50 in cash for each share of the Company’s stock. Subject to the receipt of stockholder approval and other customary closing conditions, the transaction is expected to be completed in the fourth quarter of 2007.
In September 2007, the Company announced a plan to move its corporate headquarters to Raleigh, North Carolina. The move is already underway and is expected to be completed by the end of the first quarter 2008.
Third Quarter and Nine Month Results
For the three-month period ended September 30, 2007, PRA generated service revenue of $96.7 million compared to $81.5 million in the third quarter of 2006. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $10.8 million during the quarter compared to $8.1 million in the same period a year ago. Third quarter income from operations was $9.6 million compared to $11.0 million in the same quarter in 2006. The period’s operating margin, based on service revenue, was 9.9 percent or an adjusted 11.0 percent after accounting for approximately $400,000 in restructuring charges primarily related to the closure of two offices and $624,000 for the non-cash amortization relating to the identifiable intangible assets from the July 2006 Pharma Bio-Research acquisition. Net income for the quarter was $6.5 million, or $0.26 per diluted share. Earnings per share figures are based on diluted shares outstanding of 25.5 million. PRA’s third quarter cash flow from operations was $26,000 compared to $4.1 million in the year-ago quarter.
Gross new business awards for the quarter rose 20.7 percent to $204.4 million, up from $169.4 million during the same period last year. Gross book-to-bill ratio for the third quarter was 2.11 compared to 2.08 in the same period of 2006. Backlog at third quarter-end was approximately $753 million, up from about $605 million on September 30, 2006. Cancellations for the quarter were $48.2 million compared to $21.0 million a year ago. The net book-to-bill ratio was 1.62 compared to 1.82 in the same quarter of last year. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled eight days, compared to 27 days during the third quarter of 2006.
For the nine month period ended September 30, 2007, service revenue totaled $271.9 million compared to $220.8 million in the first nine months of 2006. Reimbursement revenue was $35.3 million compared to $24.8 million in the same period in 2006. Income from operations in the first nine months 2007 was $14.3 million compared to $26.6 million a year ago. Net income for the first nine months of 2007 was $10.2 million, or $0.40 per diluted share, compared to $21.1 million or $0.86 per diluted share a year ago. Excluding restructuring charges of approximately $8.0 million and $2.0 million for the non-cash amortization relating to the identifiable intangible assets adjusted net income was approximately $17.4 million.
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Cash flow from operations was $19.1 million for the nine-month period, compared with $15.3 million a year ago. As of September 30, 2007, PRA maintained cash and cash equivalents of $38.4 million and no debt.
The Company does not intend to hold a quarterly investor conference call.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: successful focusing of our sales efforts and ability to expand our customer base; successful implementation of our streamlined management structure and realignment of the company; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; general business and economic conditions; and risks related to the proposed acquisition of the Company by affiliates of Genstar. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,900 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy global access to knowledge and involved senior management.
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To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
-FINANCIAL TABLES FOLLOW-
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	Three Months Ended		Nine Months Ended
	Sept	Sept	Sept	Sept
	30, 2007	30, 2006	30, 2007	30, 2006

Service revenue	96,657	81,504	271,883	220,797
Reimbursement revenue	10,778	8,120	35,272	24,829

Total revenue	107,435	89,624	307,155	245,626

Direct costs	53,690	40,988	150,223	112,729
Reimbursable out of pocket costs	10,778	8,120	35,272	24,829
Selling, general & admin	29,480	25,833	95,847	72,705
Depreciation and amortization	3,918	3,697	11,492	8,774

Income from operations	9,569	10,986	14,321	26,589
Interest income (expense), net	116	(264)	8	473
Other income (expense), net	(179)	(65)	(572)	(519)

Income before tax	9,506	10,657	13,757	26,543

Provision for income taxes	2,996	2,474	3,546	5,419

Net income	6,510	8,183	10,211	21,124

Earnings per share
Basic	0.26	0.34	0.42	0.91
Diluted	0.26	0.33	0.40	0.86

Number of shares
Basic	24,691	23,754	24,296	23,294
Diluted	25,454	24,938	25,312	24,557

Reconciliation of adjusted income from operations
Income from operations	9,569	10,986	14,321	26,589
Restructuring charge	403	—	8,015	—
Amortization of Intangibles	624	—	2,007	—

Adjusted income from operations (1)	10,596	10,986	24,343	26,589

Reconciliation of adjusted net income
Net income	6,510	8,183	10,211	21,124
Restructuring charge (2)	290	—	5,771	—
Amortization of Intangibles (2)	449	—	1,445	—

Adjusted net income (1)	7,249	8,183	17,427	21,124

Adjusted net income per share (1)
Basic	0.29	0.34	0.71	0.91
Diluted	0.28	0.33	0.69	0.86

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” exclude the effects of the one time charge for the office closures at Eatontown, NJ and Ottawa, Canada and the amortization of intangibles from the PBR acquisition. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

(2)	Amounts are net of a 28% projected annual tax rate for fiscal year 2007.
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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	Sept	June	Sept
	30, 2007	30, 2007	30, 2006

Cash and marketable securities	38,401	38,134	20,514
Accounts receivable, net	75,920	71,675	61,504
Unbilled	42,080	35,665	50,085
Advanced billings	111,959	107,800	87,212
Working capital (deficit)	8,591	(3,441)	(3,779)
Total assets	477,113	458,933	418,351
Equity	285,896	266,447	235,529